Exhibit 99.1

Abengoa Bioenergy

Maple, LLC and Subsidiaries

(A wholly owned subsidiary of

Abengoa Bioenergy Funding, LLC)

Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013 and Independent Auditors’ Report

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Table of contents

Page(s)

Independent Auditors’ Report	1-2

Consolidated Financial Statements As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Income (Loss)	5

Consolidated Statements of Changes in Member’s Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8–26

INDEPENDENT AUDITORS’ REPORT

To the Member of

Abengoa Bioenergy Maple, LLC:

We have audited the accompanying Consolidated Financial Statements of Abengoa Bioenergy Maple, LLC and subsidiaries (a wholly owned subsidiary of Abengoa Bioenergy Funding, LLC) (the “Company”), which comprise the Consolidated Balance Sheets as of December 31, 2015 and 2014, and the related Consolidated Statements of Operations, Comprehensive Income (Loss), Changes in Member’s Equity, and Cash Flows for the years then ended, and the related Notes to the Consolidated Financial Statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Consolidated Financial Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the three years ended December 31, 2015, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying Consolidated Financial Statements As of December 31, 2015 and 2014 and for the Three Years Ended December 31, 2015, 2014, and 2013 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the Consolidated Financial Statements at December 31, 2015, the financial struggles of the Company’s ultimate parent, Abengoa SA, and the Chapter 11 proceedings of the Company, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 21 to the Consolidated Financial Statements. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
December 5, 2016

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Consolidated Balance Sheets

As of December 31, 2015 and 2014

(Amounts in thousands of dollars, except member unit data)

	2015	2014

Assets
Current assets
Cash and cash equivalents	$17,328	$75,405
Restricted cash	73,227	160,044
Trade accounts receivable, net of allowance for doubtful accounts receivable of $257 and $290, respectively	13,120	4,750
Due from parent and other affiliates	3,835	1,470
Inventories	19,755	25,589
Prepaid expenses	5,584	3,813
Investments	493	615
Derivative assets	907	840

Total current assets	134,249	272,526

Property, plant and equipment, net	190,034	453,942

Other receivables	1,000	1,000
Deferred financing costs	853	2,322
Investments	3,168	3,661

Total other assets	5,021	6,983

Total assets	$329,304	$733,451

Liabilities and Member’s Equity
Current liabilities
Current maturities of equipment financing obligation	$128	$421
Current maturities of long-term debt	150,964	13,513
Accounts payable and accrued expenses	23,600	42,527
Deferred trade accounts payable	73,085	160,044
Accrued interest	313	307
Other current liabilities	811	858
Derivative liabilities	—	2,073
Due to parent and other affiliates	4,931	3,199

Total current liabilities	253,832	222,942
Long-term debt	3,168	154,133
Long-term debt due to related party	143,066	135,993
Equipment financing obligation, less current maturities	218	84

Total liabilities	400,284	513,152

Member’s equity
Common member units, $1 par	309,235	309,235
Accumulated deficit	(380,215)	(88,936)

Total member’s equity	(70,980)	220,299

Total liabilities and member’s equity	$329,304	$733,451

See notes to Consolidated Financial Statements.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Consolidated Statements of Operations

For the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars)

	2015	2014	2013

Manufacturing and selling operations revenue	$376,406	$511,661	$570,464
Cost of products sold	390,965	424,745	531,912

Gross profit (loss)	(14,559)	86,916	38,552
Selling, general and administrative expenses	20,728	17,155	2,453
Restructuring and impairment charges	236,103	—	—
Loss on disposal of assets	—	—	5

Operating income (loss)	(271,390)	69,761	36,094

Other income (expense)
Other expense	(3)	(6)	(19)
Interest income	590	463	601
Interest and financing expense	(20,476)	(22,022)	(28,282)

Total other expense, net	(19,889)	(21,565)	(27,700)

Net income (loss)	$(291,279)	$48,196	$8,394

See notes to Consolidated Financial Statements.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars)

	2015	2014	2013

Net Income (loss)	$(291,279)	$48,196	$8,394

Other comprehensive income (loss):

Financial derivative income (loss):
Additions and revaluations of derivatives arising during the period	—	—	4,608
Less: reclassification adjustments for cash flow hedges included in net gain (loss)	—	741	(9,995)

Other comprehensive income (loss)	—	741	(5,387)

Comprehensive income (loss)	$(291,279)	$48,937	$3,007

See notes to Consolidated Financial Statements.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Consolidated Statements of Changes in Member’s Equity

For the Years Ended December 31, 2015 and 2014

(Amounts in thousands of dollars, except member unit data)

	Common Member Units		Equity Contribution Due from	Accumulated Other Comprehensive	Accumulated
	Number	Amount	Member	Income (Loss)	Deficit	Total

Balance, January 1, 2013	309,234,777	$309,235	(1)	4,646	(145,526)	168,354

Net income	—	—	—	—	8,394	8,394
Financial derivative loss	—	—	—	(5,387)	—	(5,387)

Total comprehensive loss	—	—	—	(5,387)	8,394	3,007

Balance, December 31, 2013	309,234,777	$309,235	$(1)	$(741)	$(137,132)	$171,361

Capital contributions from member	—	—	1	—	—	1
Net income	—	—	—	—	48,196	48,196
Financial derivative gain	—	—	—	741	—	741

Total comprehensive income	—	—	—	741	48,196	48,938

Balance, December 31, 2014	309,234,777	$309,235	$—	$—	$(88,936)	$220,299

Net loss	—	—	—	—	(291,279)	(291,279)

Total comprehensive loss	—	—	—	—	(291,279)	(291,279)

Balance, December 31, 2015	309,234,777	$309,235	$—	$—	$(380,215)	$(70,980)

See notes to Consolidated Financial Statements.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Consolidated Statements of Cash Flows

For The Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars)

	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$(291,279)	$48,196	$8,394
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	30,549	30,657	30,605
Loss on transactions denominated in foreign currency	3	6	10
Loss on disposal of assets	—	—	5
Accelerated depreciation included in restructuring	236,103	—	—
Realized gain on interest rate caplet	7	150	—
Amortization of deferred financing costs	1,469	1,464	779
Bad debt expense	550	255	—
Interest expense on long term debt with related parties	7,074	6,667	6,380
Changes in operating assets and liabilities:
Trade accounts receivables, net	(8,920)	(214)	1,761
Other receivables	—	51	3,213
Inventories	5,833	(2,677)	17,887
Prepaid expenses	(1,771)	(3,199)	641
Accrued interest	6	9	(9)
Derivative assets and liabilities	(2,147)	4,155	(6,054)
Accounts payable and accrued expenses	(18,688)	6,420	2,362

Net cash provided by (used in) operating activities	(41,211)	91,940	65,974

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,561)	(1,554)	(707)
Proceeds on held-to-maturity investments	615	782	1,301
Decrease in restricted cash	86,817	11,054	26

Net cash provided by investing activities	83,871	10,282	620

Cash flows from financing activities:
Principal payments of debt	(12,898)	(12,898)	(13,303)
Principal payments of equipment financing obligation	(421)	(491)	(561)
Proceeds from equipment financing transactions	261	494	—
Borrowings under deferred trade accounts payable arrangement	260,262	314,142	379,444
Payments under deferred trade accounts payable arrangement	(346,693)	(325,983)	(379,167)
Payments to from parent and other affiliates	(633)	(24,892)	(54,124)
Payments of other debt	(615)	(782)	(1,300)
Accrued interest on long term debt with related parties	—	1	—

Net cash used in financing activities	(100,737)	(50,409)	(69,011)

Increase (Decrease) in cash and cash equivalents	(58,077)	51,813	(2,417)

Cash and cash equivalents:
Beginning of year	75,405	23,592	26,009

End of year	$17,328	$75,405	$23,592

Supplemental cash flow information
Accounts payable incurred for property and equipment	$313	$1,130	$161
Cash paid for interest	12,692	12,043	15,909

See notes to Consolidated Financial Statements.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

1.	Description of Business

Nature of Operations

Abengoa Bioenergy Maple, LLC (“the Company”) is a Missouri limited liability company, wholly owned by Abengoa Bioenergy Funding, LLC (“AB Funding”). AB Funding is a subsidiary of Abengoa Bioenergy Meramec Renewable, LLC (formerly Abengoa Bioenergy Meramec Renewable, Inc.), which was formed to construct and operate two 88-million-gallon-per-year ethanol plants, strategically located in Indiana and Illinois that are wholly owned by Abengoa Bioenergy Maple, LLC. Abengoa Bioenergy Trading US, LLC (“ABT”), an affiliated entity, markets on behalf of the Company the ethanol produced to national, regional, and local markets and delivers product using existing rail lines. Distillers Grain Solids (“DGS”) produced is sold in wet and dry form to area dairy and beef producers as a high value feed product.

The full-production ethanol plants were built in Evansville, Indiana (“ABI”) and Madison, Illinois (“ABIL”). Both ABI and ABIL plants began operating in February 2010 and use corn as their primary feedstock.

2.	Restructuring and Impairment Charges

During 2015, Abengoa SA, the ultimate parent company, experienced significant liquidity problems. As a result, on November 25, 2015, Abengoa SA announced its intention to seek protection under Article 5bis of Spanish insolvency law, a pre-insolvency statute that permits a company to enter into negotiations with certain creditors for restricting of its financial affairs. On October 28, 2016, Abengoa SA has submitted to the Seville Mercantile Court Number 2, the request for approval of its restructuring agreement that had received support from 86 % percent of financial creditors

Following that, on November 8, 2016, the Judge of the Mercantile Court of Seville No. 2 issued a resolution declaring the judicial approval of the restructuring agreement and extending the effects of the standard restructuring terms set out in the restructuring agreement to those creditors who have not signed the agreement or have otherwise expressed their disagreement with it.

Further, on November 22, 2016, Abengoa SA held its Extraordinary Shareholders’ Meeting during which all the proposals related to the implementation of the restructuring agreement have been approved, closing the pre-insolvency procedure and establishing a new capital structure going forward. Conditions still need to be met that will be ongoing until the master restructuring agreement will be considered fully executed. Abengoa SA shareholders also approved the appointment of the new Board of Directors and two new corporate executive members for two new governing bodies.

On February 16, 2016, Abengoa SA made public an Industrial Viability Plan, which contemplates the financial restructuring of Abengoa through the disposition of certain assets and to discontinue some activities in certain geographies, either through straight sales or through agreements with local players. As part of this strategy, it has been contemplated that the dry corn mill ethanol production plants will be sold or restructured as a stand-alone business.

All these factors put the company in a position to change the criteria to evaluate the long-lived assets according to their fair value instead of the projected future cash flows.

As a consequence of all those factors during the fiscal year 2015 the Company has recorded property and equipment impairment charges amounting to $236,103, that leave the net book value as of December 31, 2015 of $190,034, based on the stalking horse bid received and approved on June 16, 2016 (see Note 10).

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

3.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of Abengoa Bioenergy Maple, LLC and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on hand, money market accounts with brokers, commercial paper and investments in short-term marketable securities with original maturities of three months or less.

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Compensating Cash Balances

The Company enters into various derivative contracts in accordance with the Company’s Commodities Risk Management Policy. As a result, the Company is required to maintain certain compensating balances depending on changes in the commodities market in relation to the Company’s open commodities positions. The compensating balances are not legally restricted; however, the balances are required in order to maintain the Company’s open positions in the derivatives markets. The compensating cash balances included in derivative assets in the accompanying Consolidated Balance Sheets at December 31, 2015 and 2014 amounted to $614 and $833, respectively (see Note 12).

Restricted Cash

The Company accounts for cash and cash equivalents that are contractually restricted for non-operational purposes as restricted cash. Restricted cash is classified as a current or noncurrent asset based on its designated purpose and expected lapse of the associated restrictions (see Note 4).

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

Investments

The Company has an investment in debt securities (see Note 6). Management determines the appropriate classification of its investment in debt securities at the time of purchase and has designated its investment as held-to-maturity. The investment designated as held-to-maturity is reported at amortized cost in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards (“FASB”) Codification (“ASC”) 320, Investments - Debt and Equity Securities. The amortized cost of the debt security is adjusted for amortization of premiums and accretion of discounts from the date of purchase to maturity. Such amortization is included in interest income as an addition to or deduction from the coupon interest earned on the investments. The total amortized cost of the investment is $3,661 and $4,276 as of December 31, 2015 and 2014, respectively, with $493 and $615, respectively, related to the portion of the total amount maturing within one year and therefore reclassified as current on the Consolidated Balance Sheets. The Company has determined that the fair value exceeds the amortized cost of the bond by comparing the interest rates of products with similar characteristics and remaining maturity, noting no impairment as of December 31, 2015 and 2014.

Receivables and Allowance for Doubtful Accounts

The Company primarily sells ethanol to gasoline refining and distribution companies, DGS to dairy operators and animal feed distributors, and corn oil to ABT. Trade accounts receivable are presented at face value, net of the allowance for doubtful accounts.

Generally, all of the Company’s trade receivables are factored, except for receivables arising from sales of DGS, and assigned without recourse throughout the year (see Note 9).

The Company continuously monitors customer account balances and actively pursues collections on past due balances. The Company maintains an allowance for doubtful accounts for balances that appear to have specific collection issues. The allowance process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If, after a specified number of days, the Company has been unsuccessful in collection efforts, the Company records a bad debt allowance for the customer account balance or invoice in question.

The Company writes off the accounts included in the allowance when the Company has determined that collection is not likely. The factors considered in reaching this determination are the apparent financial condition of the customer, and the success in contacting and negotiating with the customer.

The reserve for doubtful accounts was $257 and $290 as of December 31, 2015 and 2014, respectively.

The Company recognized bad debt expense of $550, $255 and $0 for the years ended December 31, 2015, 2014 and 2013, respectively.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

Accounting for Transfers of Financial Assets

Under ASC 860, Transfers and Servicing, the Company applies a control-oriented, financial-components approach to financial-asset-transfer transactions of entire financial assets, groups of entire financial assets, or participating interests in entire financial assets whereby it:

1.	Recognizes the financial assets it controls and the liabilities it has incurred, and

2.	Derecognizes financial assets when control has been surrendered. Under ASC 860-10, control is considered to have been surrendered only if:

a.	The transferred financial assets have been isolated from the transferor (including the transferor’s consolidated affiliates in the financial statements being presented)

b.	The transferee has the right to pledge or exchange the transferred financial assets (or beneficial interests) it received, and

c.	The transferor, its consolidated affiliates in the financial statements being presented, or its agents do not maintain effective control over the transferred financial assets.

In accordance with ASC 860, as of December 31, 2014, the transactions under the Company’s accounts receivable financing arrangements are deemed to qualify for sale accounting; and therefore, the related borrowings and assigned receivable assets have been derecognized from the Consolidated Balance Sheets. See Note 9 for further information.

Inventories

Inventories consist primarily of bulk ethanol, unleaded fuel, corn and DGS and are valued at the lower-of-cost-or-market, with cost determined on a weighted average basis.

Property, Plant and Equipment

Property, plant and equipment are initially recorded at cost. The cost of internally constructed assets includes direct and allocable indirect costs. Plant improvements are capitalized, while maintenance and repair costs are charged to expense as incurred. Periodically, a plant or a portion of a plant’s equipment is shut down to perform certain maintenance projects that are expected to improve the operating efficiency of the plant over the next year. These costs are expensed as incurred.

Depreciation expense is recognized using the straight-line method over the following estimated useful lives:

Years
Land improvements	30–40
Ethanol plants	15–20
Office equipment	3–10
Vehicles	3–5

When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is included in the Consolidated Statements of Operations.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

Impairment of Long-Lived Assets

In accordance with the Company’s policy for evaluating impairment of long-lived assets in accordance with ASC 360, Property, Plant, and Equipment, management evaluates the facilities for possible impairment based on projected future cash flows from operations of these facilities. In evaluating whether impairment should be performed, the Company considers several factors including the carrying value of the long-lived assets, projected production volumes at its facilities, projected ethanol and DGS prices that we expect to receive, and projected corn and natural gas costs we expect to incur. In the ethanol industry, operating margins, and consequently undiscounted future cash flows, are primarily driven by the crush spread. In the event that the crush spread is sufficiently depressed to result in negative operating cash flow at its facilities for an extended time period, the Company will evaluate whether an impairment of its long-lived assets may have occurred.

In determining future undiscounted cash flows, the Company has made significant assumptions concerning the future viability of the ethanol industry, the future price of corn in relation to the future price of ethanol and the overall demand in relation to production and supply capacity. If the ethanol market behavior in the future declines significantly from the assumptions made, management would be required to adjust the carrying value of the facilities to a decreased fair value and the adjustment could be significant. This could significantly impact the Company’s financial position and results of operations. No adjustment has been included in these Consolidated Financial Statements for this uncertainty.

A long-lived asset (asset group) shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An event, such us the expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. During the last quarter of 2015, those circumstances have occurred, so recoverability of long-lived assets is measured by comparing its carrying value with the estimated fair value the asset could be bought (incurred) or sold (settled) in a current transaction between willing parties. Other than in a forced or liquidation sale, or in case these references are not available, the estimate of fair value shall be based on the best information available, including prices for similar assets (groups) and the results of using other valuation techniques (see Note 2).

Deferred Financing Costs

Costs incurred to secure financing are capitalized and amortized over the life of the debt.

Income Taxes

The Company is a single member Limited Liability Company (“LLC”) that, under provisions of the Internal Revenue Code and a similar section of the state income tax law, is disregarded from its owner. The Company is accounted for as a division of its owner and does not file separate tax returns. Therefore, taxable income or loss is reported by its owner for inclusion in its respective tax returns and no provision for federal or state income taxes is included in these Consolidated Financial Statements.

Deferred Trade Accounts Payable

Deferred trade accounts payable include vendor payments which have been assigned to financial institutions to provide vendor payment processing. The Company’s terms of the payment program with the bank do not provide the Company with the ability to take advantage of discounts for early payment to vendors and the payment program does not provide the Company with the right of offset for payables and receivables to vendors. As such, these liabilities arise from Company relationships with their vendors; the economic substance is dissimilar to standard trade payables (see Note 13).

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

Derivatives

Commodity Risk – Cash Flow Hedges

The Company uses derivative instruments to protect cash flows from fluctuations caused by volatility in commodity prices in order to protect gross profit margins from potentially adverse effects of market and price volatility on ethanol sale and purchase commitments where the prices are set at a future date and/or if the contracts specify a floating or index-based price for ethanol. In addition, the Company hedges anticipated sales of ethanol to minimize its exposure to the potentially adverse effects of price volatility. These derivatives are designated and documented as cash flow hedges under the provisions of ASC 815, Accounting for Derivative Instruments and Hedging Activities, and effectiveness is evaluated by assessing the probability of the anticipated transactions and regressing commodity futures prices against the Company’s purchase and sales prices. Ineffectiveness, which is defined as the degree to which the derivative does not offset the underlying exposure, is recognized immediately in cost of products sold.

The Company may use derivative contracts to fix the price of natural gas purchases. Such derivative contracts are treated as forecasted cash flow hedges under the provisions of ASC 815 and the resulting gains and losses on the open and closed derivative contracts are recognized as a component of cost of products sold when the related fuel ethanol delivery occurs under the forward contract with the customer. The effective deferred gains or losses on these open and closed derivative positions are disclosed as a component of other comprehensive income in the Consolidated Financial Statements. Hedge effectiveness is evaluated quarterly with ineffective portions of designated cash flow hedges recognized immediately in cost of products sold.

The Company presents the fair value of derivative contracts on a net basis in the Consolidated Balance Sheets where the contracts are executed with the same counterparty (generally a broker) under a master netting arrangement. In addition, the Company presents all cash flows from the hedging instruments in the same category in the Consolidated Statements of Cash Flows as the category for the cash flows from the hedged items.

Gains and losses from derivative transactions not designated as hedges are recognized immediately and presented separately in the Consolidated Statements of Operations.

Interest Rate Risk

As part of the Company’s interest rate risk management strategy, the Company uses derivative instruments to minimize significant unanticipated income fluctuations that may arise from rising variable interest rate costs associated with existing and anticipated borrowings. To meet these objectives, the Company purchased interest rate caps. These derivatives are designated and documented as cash flow hedges and effectiveness is evaluated by assessing the probability of anticipated interest expense and regressing the historical value of the rates against the historical value in the existing and anticipated debt. Ineffectiveness, reflecting the degree to which the derivative does not offset the underlying exposure, is recognized immediately in interest expense.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of an arrangement exists, the goods are shipped, title passes to the customer, price is readily determinable, and collectability is reasonably assured. By-product revenues, which consist primarily of sales of feed and grain products, are included in manufacturing and selling operations revenue in the Consolidated Statements of Operations. The revenue from ethanol and by-products represents approximately 76% and 24% of total revenues, respectively, for the year ended December 31, 2015. The revenue from ethanol and by-products represents approximately 79% and 21% of total revenues, respectively, for the year ended December 31, 2014. The revenue from ethanol and by-products represents approximately 76% and 24% of total revenues, respectively, for the year ended December 31, 2013.

Cost of Products Sold

Cost of products sold is comprised primarily of direct materials and supplies consumed in the manufacturing of the Company’s products, as well as the manufacturing labor, depreciation expense and overhead expense necessary to acquire and convert the purchased materials and supplies into a finished product inclusive of all derivative contract activity. Cost of products sold also includes all purchasing, receiving, inspection, internal transfer and related distribution costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include primarily corporate expenses related to administrative functions such as finance, information systems, executive sales and marketing and human resources.

Shipping and Handling Costs

Shipping and handling costs reimbursed by customers are reported in manufacturing and selling operations revenue, while an offsetting expense is included in costs of products sold in the accompanying Consolidated Statements of Operations. Shipping and handling costs reimbursed by customers were $20,000, $19,966 and $14,052 in 2015, 2014 and 2013, respectively.

Recent Accounting Pronouncements

Effective January 1, 2017, the company will adopt the amended guidance in ASC 330, Inventory: Simplifying the Measurement of Inventory, which requires inventory to be measured at lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The amended guidance will be applied prospectively.

4.	Restricted Cash

The Company contracts with several financial institutions to provide vendor payment processing (Note 13). The financial institutions require the Company to place an amount in an escrow account equal to all unpaid vendor payments. This account serves as collateral for the agreement. As of December 31, 2015 and 2014, the Company had an escrow account balance of $73,227 and $160,044, respectively. The Company’s restricted cash related to the vendor payment processing agreement is classified as a current asset in the accompanying Consolidated Balance Sheets, as the Company is required to reimburse the financial institution for all vendor payments within 180 days.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

5.	Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 –	Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 –	Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

Level 3 –	Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable.

In accordance with ASC 820, the Company has classified its derivative instruments into these levels depending on the inputs used to determine their fair values.

The Company’s derivative instruments consist of commodity futures, natural gas swaps and an interest rate cap. The fair value of the commodity futures, natural gas swaps and the interest rate cap are based on broker quotes based on quoted prices of similar assets or liabilities in active markets, discounted to reflect potential credit risk to lenders and are designated as Level 2. The Company does not hold assets or liabilities requiring a Level 3 measurement and there have not been any transfers between the hierarchy levels during 2015 and 2014.

The following table presents, by level, the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2015 and 2014:

		2015
	Level 1	Level 2	Level 3	Total
Assets:
Open commodities contracts	$—	$1,142	$—	$1,142

Total assets	$—	$1,142	$—	$1,142

Liabilities:
Open commodities contracts	$—	$(849)	$—	$(849)

Total liabilities	$—	$(849)	$—	$(849)

		2014
	Level 1	Level 2	Level 3	Total
Assets:
Open commodities contracts	$—	$380	$—	$380
Interest rate cap	—	7	—	7

Total assets	$—	$387	$—	$387

Liabilities:
Open commodities contracts	$—	$(2,453)	$—	$(2,453)

Total liabilities	$—	$(2,453)	$—	$(2,453)

The carrying amounts of receivables, accounts payable and deferred trade accounts payable approximate their fair value because of the short maturity of these items. The carrying amount of equipment financing obligations and long-term debt approximate fair value because the interest rate used is similar to rates available for equivalent borrowings.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

Investments designated as held-to-maturity are reported at amortized cost in accordance with the provisions of ASC 320, Investments - Debt and Equity Securities. The amortized cost of the debt securities are adjusted for amortization of premiums and accretion of discounts from the date of purchase to maturity. The fair value of the investment designated as held-to-maturity exceeds carrying value based on Level 2 inputs consisting of interest rates of products with similar characteristics and remaining maturity.

6.	Investment

Pursuant to the tax increment financing package entered into with Posey County, Indiana during June 2008, ABI acquired Posey County, Indiana Taxable Economic Development Revenue Bonds of 2008 (“2008 Bonds”) for $7,443. ABI has classified this investment as held-to-maturity in accordance with ASC 320, Investments - Debt and Equity Securities. As such, the investment is recorded at amortized cost of $3,661 and $4,276 as of December 31, 2015 and 2014, respectively. ABI began receiving interest and principal payments on the 2008 Bonds beginning August 1, 2010. Interest earned on this investment is included in interest income on the Consolidated Statements of Operations. The Company recorded $405, $423 and $393 of interest income during the years ended December 31, 2015, 2014 and 2013, respectively. The 2008 Bonds bear interest at 7.5% per annum beginning August 1, 2010, and will mature on February 1, 2030, according to the following schedule:

	Principal	Interest	Total
2016	$493	$387	$880
2017	406	374	780
2018	357	383	740
2019	332	408	740
2020	290	405	695
Thereafter	1,783	4,391	6,174

	$3,661	$6,348	$10,009

7.	Inventories

At December 31, 2015 and 2014, inventories consisted of the following:

	2015	2014
Raw materials	$4,701	$7,214
Work-in-process	2,935	3,201
Finished goods	8,614	12,240
Spare parts	3,505	2,934

Total Inventories	$19,755	$25,589

8.	Other Receivables

As of December 31, 2015 and 2014, the Company had deposits with utility companies in the amount $1,000.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

9.	Receivable Financing Agreements

In August 2010, the Company and its affiliates entered into an agreement with Royal Bank of Scotland (“RBS”) to pledge and assign customer receivables. The terms were amended in 2012 to set up the maximum amount available of $15,000. This agreement contains customary affirmative and negative covenants as well as specific provisions related to the quality of the accounts receivables transferred. As collections reduce previously transferred receivables, the Company may replenish these with new receivables. The contract was in place until July 31, 2015.

In January 2012, the Company and its affiliates entered into an agreement with Deutsche Bank (“DB”) to pledge and assign customer receivables. The contract terms allow maximum amount available up to $40,000. On December 31, 2012, the term of the program expired and was extended through April 29, 2014. This agreement contained customary affirmative and negative covenants as well as specific provisions related to the quality of the accounts receivables transferred. As collections reduce previously transferred receivables, the Company may replenish these with new receivables. The contract expired on April 29, 2014.

On July 31, 2015, the Company and its affiliates entered into an agreement with HSBC Bank USA (“HSBC”) to pledge and assign customer receivables. The contract terms allow maximum amount available up to $22,000. This agreement contained customary affirmative and negative covenants as well as specific provisions related to the quality of the accounts receivables transferred. As collections reduce previously transferred receivables, the Company may replenish these with new receivables. The contract was cancelled as of November 23, 2015.

Sales of trade receivables are reflected as a reduction of accounts receivable in the Consolidated Balance Sheets and the proceeds received are included in cash flows from operating activities in the Consolidated Statements of Cash Flows.

Expenses incurred as discounts on receivables pledged under these programs totaled $479, $701 and $681 in 2015, 2014 and 2013, respectively. These expenses primarily represented the costs of financing and were included in interest and financing expense on the Consolidated Statements of Operations.

10.	Property, Plant and Equipment

At December 31, 2015 and 2014, property, plant and equipment consisted of the following:

	2015	2014
Land and land improvements	$97,294	$97,264
Ethanol plants	500,212	496,891
Office equipment	7,321	7,321
Vehicles	85	86
Construction in progress	1,110	1,716

	606,022	603,278
Less accumulated depreciation	(179,885)	(149,336)
Less accelerated depreciation for impairment	(236,103)	—

Property, plant and equipment, net	$190,034	$453,942

Depreciation expense included in continuing operations totaled $30,549, $30,657 and $30,605 for the years ended December 31, 2015, 2014 and 2013, respectively.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

During 2015, we recorded $236,103 of fixed asset impairment charges that are included in Restructuring and impairment charges on our Consolidated Statement of Operations (see Note 2).

11.	Other Income (Expense)

The Company incurred $3, $6 and $19 during the years ended December 31, 2015, 2014 and 2013, respectively, of foreign currency fluctuation transaction expense related to intercompany transactions denominated in Euros. This expense has been included as a component of other income (expense) in the Consolidated Statements of Operations.

12.	Derivatives

The Company enters into contracts with suppliers and customers for both the purchase of grain and natural gas and the sale of ethanol and by-products. Under the provisions of ASC 815, the derivatives in the Company’s grain, natural gas, ethanol and by-products policy program are designated as cash flow hedges.

The fair value of these derivative instruments are included as a separate line item in the Consolidated Balance Sheets with changes in fair value reflected within Interest and financing expense in the Consolidated Statements of Operations and other comprehensive income (loss) within the Consolidated Statement of Comprehensive Income (Loss).

The tables below summarizes the volumes of open commodities derivative positions as of December 31, 2015 and 2014:

		2015
	Net Long and (Short)	Long	Short	Unit of Measure

Grain	(4,085)	6,005	10,090	Thousands of bushels

		2014
	Net Long and (Short)	Long	Short	Unit of Measure

Grain	905	13,765	12,860	Thousands of bushels
Natural gas	2,016	2,016	—	Thousands of MMBTU (*)

(*)	MMBTU stands for Million British Thermal Units.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

The following tables list fair value of derivatives by contract type as included on the Consolidated Balance Sheets at December 31, 2015 and 2014:

	Notional Amount	Fair Value	Gross Der Assets	Gross Der Liabilities	Amounts offset Derv Assets	Amounts offset Derv Liabilities	Net Derv Assets	Net Derv Liabilities

Grain futures	$57,741	$293	$1,142	$(849)	$(849)	$849	$293	$—

Total			$1,142	$(849)	$(849)	$849	293	—

Cash collateral on hand							614	—

Total value of derivatives							$907	$—

	2014
	Notional Amount	Fair Value	Gross Der Assets	Gross Der Liabilities	Amounts offset Derv Assets	Amounts offset Derv Liabilities	Net Derv Assets	Net Derv Liabilities

Grain futures	$106,391	$(389)	$380	$(769)	$(380)	$380	$—	$389
Natural gas swaps	6,112	(1,684)	—	(1,684)	—	$—	—	1,684
Interest rate cap	115,792	7	7	—	—	—	7	—

Total			$387	$(2,453)	$(380)	$380	7	2,073

Cash collateral on hand							833	—

Total value of derivatives							$840	$2,073

The counterparties to derivative contracts consist of a number of major financial institutions and brokers and are generally institutions with which the Company maintains margin account lines of credit. Risk of currency positions and mark-to-market valuation of positions is strictly monitored at all times.

The Company continually monitors positions and credit ratings of counterparties both internally and by using outside rating agencies. The Company has implemented policies that limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes the Company to potential credit losses, such losses are not anticipated.

Cash collateral on hand at December 31, 2015 and 2014 totaled $614 and $833, respectively, and is included in derivative assets on the Consolidated Balance Sheets.

Contract maturities for the hedges related to commodities extend into 2016. There were 3,219 and 5,373 open contracts as of December 31, 2015 and 2014, with a total notional value of $57,741 and $112,503, respectively.

Contract maturities for hedges related to interest rates extend into 2015. There was one contract as of December 31, 2014, with a total notional value of approximately $115,792.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

The following table indicates the gains or losses on derivatives, by contract type, as included in the Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Cash flow hedges:
Grain futures	$—	$(931)	$11,403
Natural gas swaps	—	294	(478)
Interest rate cap	—	(104)	(930)
No hedge designation:
Grain futures	411	3,231	(1,559)
Natural gas swap	(774)	39	(479)
Interest rate cap	(7)	(46)	—

Total	$(370)	$2,483	$7,957

The following table summarizes the effect of cash flow hedges on other comprehensive income (loss):

	Corn	Natural Gas	Interest Rate	Total
Balance January 1, 2013	$5,677	$(255)	$(776)	$4,646

Additions and revaluations of derivatives
Designated as cash flow hedges	4,795	71	(258)	4,608
Clearance of cash flow hedges	(11,403)	478	930	(9,995)

Balance December 31, 2013	(931)	294	(104)	(741)

Additions and revaluations of derivatives
Designated as cash flow hedges	—	—	—	—
Clearance of cash flow hedges	931	(294)	104	741

Balance December 31, 2014	—	—	—	—

Additions and revaluations of derivatives
Designated as cash flow hedges	—	—	—	—
Clearance of cash flow hedges	—	—	—	—

Balance December 31, 2015	$—	$—	$—	$—

During 2014 natural gas swaps, corn futures and interest rate caplets that initially were designated as cash flow hedges were discontinued. The mark-to-market value of those positions is included in the Consolidated Statements of Operations for the year ended December 31, 2014.

The maximum term over which the Company is hedging exposures to the variability of cash flow for all forecasted transactions is six months.

Interest Rate Protection Agreements

In November 2007, the Company entered into an interest rate protection agreement, effective September 2007, to hedge its interest rate risk on its third-party floating rate debt. The interest rate protection agreement consists of a series of three-month interest rate caps until December 2013. The Company receives variable interest at the conclusion of each three-month cap in which the three-month LIBOR at the inception of each cap exceeds 5% for all caps for the period September 2007 through December 2013. The Company paid a series of fixed premium payments totaling $4,170 beginning in December 2010 and ending December 2013.

In December 2012, the Company entered into an interest rate protection agreement, effective December 2012, to hedge its interest rate risk on its third-party floating rate debt. The interest rate protection agreement consists of a series of three-month interest rate caps until September 2015. The Company receives variable interest at the conclusion of each three-month cap in which the three-month LIBOR at the inception of each cap exceeds 0.7% for all caps for the period December 2012 through September 2015. The premium amount totaling $413 was paid in January 2013.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

The Company recorded the fair value of these agreements as an asset or liability in its Consolidated Balance Sheets and recognized amounts paid and received as adjustments of interest expense. Under the provisions of ASC 815, the Company has designated interest rate protection agreements as cash flow hedges. The fair value of the interest rate caps was $0 and $7 as of December 31, 2015 and 2014, and is deferred and reported in derivative assets and derivative liabilities. It was reclassified as a component of interest expense as the Company incurs interest expense on its third-party floating rate debt. Hedge effectiveness is evaluated quarterly using a regression analysis, with ineffective portions of designated cash flow hedges recognized immediately in interest expense.

13.	Deferred Trade Accounts Payable

The Company contracts with several financial institutions to provide vendor payment processing. On the contracted due date, which is generally 180 days from the invoice due date, the Company will pay the holder of the assigned credit, which could be a financial institution. The financial institution pays vendors at a discount if payment is requested prior to 180 days from the invoice date or at the invoice amount if 180 days from the invoice due date. The Company had aggregate limits available of $0 and $280,000 for processing by financial institutions at December 31, 2015 and 2014 of which $0 and $119,956 remained available as of December 31, 2015 and 2014, respectively.

14.	Long Term Debt

On July 31, 2007, the Company entered into a credit agreement arranged by WestLB for up to $300,000 maturing in July 2016. The credit agreement consists of $215,000 Construction/Term Loan Facility, $20,000 Working Capital Facility, $25,000 Hedging Facility and $40,000 Flexible Payment Program Facility. At the initial borrowing, the credit agreement allowed the Company to select a Base Rate Loan (Prime Rate plus 2%) or a LIBOR Rate Loan (fixed interest for 1, 2, 3, or 6 months at the LIBOR index rate, divided by one minus the LIBOR Reserve Percentage, plus 3%). Interest under a Base Rate Loan is payable quarterly; the LIBOR Rate Loan interest is payable at the shorter of the completion of the fixed rate period or quarterly. Any LIBOR Rate Loan may be continued as such upon the expiration of each interest rate period by providing the lender with the length of the next interest period. At the conclusion of each LIBOR fixed interest period, the Company can convert to a Base Rate Loan; conversely, the Company can elect to convert a Base Rate Loan to a LIBOR Rate Loan at any time by providing three days notice to the lender. Upon the initial borrowing and all subsequent borrowings, the Company has the option to borrow under Base Rate or LIBOR Rate Loans.

In 2012, the Deutsche Bank Trust Company Americas, a New York banking corporation became the successor administrative agent to WestLB AG, New York Branch.

Maturity of debt is as follows: Construction and Term Loan: 9 years (up to 36 months for construction and 9 year term), Working Capital, Hedging Facility and Flexible Payment Program Facility: 4 years. The Working Capital Facility matured on February 2011 and was not renewed, the Hedging Facility and Flexible Payment Program Facility, both expired in August 2012 and were not renewed. After completion of the facility, the credit agreement requires the Company to make annual mandatory prepayments of certain excess cash flows, as defined in the credit agreement. The total amount due as of December 31, 2015 and 2014 was $150,471 and $163,370, respectively.

The credit agreement is secured by substantially all assets of the Company. The credit agreement contains covenants, which, among other things, limit the amount of new debt the Company can incur and require timely

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

financial statement completion. Upon completion of the facility, the Company is required to comply with additional covenants, including maintenance of certain debt service coverage ratios once facilities start operations.

ABI has a debt obligation of $3,661 and $4,276 as of December 31, 2015 and 2014, respectively. These balances are related to tax increment revenue bonds issued by Posey County, Indiana during June 2008. The Company has made payments of $615, $782 and $907 during 2015, 2014 and 2013, respectively, to reduce the debt, and recognized interest offsetting interest expense of $405, $423 and $393 in 2015, 2014 and 2013, respectively, that have been recorded as interest and financing expense on the Consolidated Statements of Operations. This Tax Increment Financing (“TIF”) package will utilize the majority of future real and personal property taxes paid by ABI towards paying the debt service of the bonds. Future tax payments will be pledged to the TIF package over the next 20 years using an interest rate of 7.5% annually, which results in a total bond value of approximately $10,010 and $11,030 as of December 31, 2015 and 2014, respectively. Under the loan agreement, the property tax payments pledged to the Redevelopment Commission and transferred to the trustee to be paid to the bond holder are deemed credits against the obligations under the loan agreement. Consequently, the pledge tax increment is paid to the bond trustee for the benefit of the bond purchaser. In accordance with ASC 970-470-25, Liability for Tax Increment Financing Entity Debt, the Company has recorded the present value of the Bond obligation as a loan in the Consolidated Financial Statements.

Aggregate annual maturities of debt for the next five years and thereafter are as follows:

2016	$150,964
2017	406
2018	357
2019	332
2020	290
Thereafter	1,783

$154,132

Long-term Debt - Related Party

On July 31, 2007, the Company executed a promissory note for $200,000 with Abengoa Bioenergy Operations, LLC (the “Payee”), an affiliated entity, of which $143,066 and $135,993 was drawn at December 31, 2015 and 2014, respectively, and is payable after 2021. The note is subordinate to the credit agreements above and accrues interest at the rate per annum equal to the Adjusted LIBOR Rate plus 5%, or at such other rate or rates that the Company and Payee may from time to time agree in writing with respect to all or any portion of the principal evidenced hereby and, unless otherwise agreed between the Company and the Payee. Interest is not currently being settled, and the incremental annual interest expense is included within the long-term debt balance within the Consolidated Balance Sheets. Related interest expense for the years ended December 31, 2015, 2014 and 2013 totaled approximately $7,074, $6,667 and $6,380 and was added to the principal balance of the debt.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

15.	Operating Leases

The Company leases railroad cars and equipment under operating leases, which expire from January 2016 through March 2022. The rail car leases require the Company to pay certain administrative costs. Future minimum lease payments for non-cancelable operating leases at December 31, 2015, are as follows:

2016	$4,194
2017	3,848
2018	2,153
2019	2,025
2020	210
Thereafter	141

$12,571

16.	Concentration of Risk

During the years ended December 31, 2015, 2014 and 2013, 46%, 45% and 55% of the Company’s sales were made to three customers.

The Company had $7,001 and $715 receivables that were not factored related to these customers as of December 31, 2015 and 2014, respectively.

17.	Member’s Equity

The Company’s authorized units consist of 309,234,777 member units to AB Funding in exchange for $309,235 and a receivable of $1 that has been paid during 2014. The proceeds from the equity issuance were used to fund the long-term construction projects. The Company’s member has entered into agreements that, among other things, restrict the transfer or sale of shares by all investors unless certain conditions are met.

18.	401(k) Plan

Abengoa Bioenergy US Holding, LLC (“ABUS”) sponsors a 401(k) plan (the “Plan”) whereby eligible Company employees who are over the age of 18 and have 60 days of continuous service are eligible to participate. Employees may contribute up to 100% of their compensation up to $18 for each year and employees over the age of 50 years can contribute an additional $6, per IRS guidelines. The Company matches 100% of the first 3% of employee salary deferrals and 50% of the next 2% of employee salary deferrals. Company contributions to the Plan totaled $199, $203 and $194 in 2015, 2014 and 2013, respectively.

19.	Related-Party Transactions

Abengoa, S.A. and Abengoa Bioenergía, SA (“ABSA”) both charged a fee equal to 1% of net budgeted revenues of the Company for administration costs. Expense recorded for these fees amounted to $8,339, $9,037 and $0 for the years ended December 31, 2015, 2014 and 2013, respectively, and are recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

Abengoa Bioenergy Outsourcing, LLC (“ABO”), an affiliate of the Company, charged the Company for intercompany services. The fees for these services amounted to $3,146, $3,859 and $0 as of December 31, 2015, 2014 and 2013, respectively, and are recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

The balance due from other affiliates correspond to miscellaneous receivable balances with various affiliates was $3,835 and $1,470, as of December 31, 2015 and 2014, respectively.

The balance due to other affiliates correspond to miscellaneous payable balances with various affiliates was $4,931 and $3,199, as of December 31, 2015 and 2014, respectively.

20.	Commitments

Commitments specific to the Indiana plant

Electric Service Agreement

ABI has entered into an agreement with Vectren Energy (“Vectren”) dated September 19, 2007, to receive electrical facilities and service to the completed ethanol plant, based on consumption. Vectren will provide ABI’s electricity based on rates set by the tariff.

Minimum Use Contract for Gas Service

ABI and Vectren entered into a minimum use contract on September 1, 2009, which replaced the previously executed gas service agreement between the parties. ABI agrees to pay for local gas transportation at Vectren tariff rates. ABI agrees to pay Vectren a minimum of $620 during a five and one-half year period through 2015.

Transloading Agreement

ABI and Consolidated Terminal and Logistic Division of Consolidated Grain and Barge, Co (“CTLC”) entered into a Grain and Ethanol Products Transloading Agreement on February 8, 2010. CTLC agreed to unload ABI’s railcars or trucks of grain or ethanol products at the terminal and transfer and load such product to ABI barges. The term of the agreement is five years from the date the agreement was executed. ABI will pay CTLC a fixed throughput fee for grain of $.004 per ton for quantities up to 150,000 on an annual basis and $.003 per ton for quantities in excess of 150,000 tons on an annual basis; and a fee for ethanol of $.0055 per ton for quantities up to 150,000 on an annual basis and $.0045 per ton for quantities in excess of 150,000 tons on an annual basis. The contract may be terminated any time after the first year, and a termination fee shall apply as stated in the agreement. During 2015, the agreement has been extended for five years more until December 31, 2019.

Commitments specific to the Illinois plant

Large User Service Agreement

ABIL entered into a Large User Service Agreement with Illinois-American Water Company (“Illinois-American”) dated November 14, 2007, for the supply of water to the facility. The term of the agreement is for a period of five years after commercial operation or February 2015. ABIL agrees to purchase all of its potable water needs for the facility from Illinois-American. As of December 31, 2015, this agreement is being renewed.

Natural Gas Supply Contract

ABIL receives and purchases natural gas from Laclede Energy Resources, Inc., pursuant to a Base Contract for Sale and Purchase of Natural Gas dated February 27, 2009. This is a firm contract and the term is for five years. The cost of supply is Panhandle Eastern supply region, plus the Demand Charge of $.00067/MMBTU (which equates to approximately $1,800 annually), plus a basis adjustment for the fuel and loss for the pipelines from Panhandle Eastern to ABIL. In August 2015, the contract was extended until October 2016.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

21.	Subsequent Events

5BIS and Abengoa’s Reorganization Efforts

During 2015, Abengoa SA, the ultimate parent company, experienced significant liquidity problems. As a result, on November 25, 2015, Abengoa SA announced its intention to seek protection under Article 5bis of Spanish insolvency law, a pre-insolvency statute that permits a company to enter into negotiations with certain creditors for restricting of its financial affairs. That process is still ongoing and a Spanish judge has granted an extension of the period allowing Abengoa SA to finalize a restructuring plan agreement.

Involuntary Petitions

On February 1, 2016, three suppliers commenced a case in the United States Bankruptcy Court for the District of Nebraska against Abengoa Bioenergy of Nebraska, LLC (“ABNE”) by filing involuntary petitions for relief under Chapter 7 of the Bankruptcy Code. Subsequently, on February 11, 2016, three suppliers commenced a case in the United States Bankruptcy Court for the District of Kansas (Kansas City) against Abengoa Bioenergy Company, LLC (“ABC”) by filing involuntary petitions for relief under Chapter 7 of the Bankruptcy Code.

Conversion to Chapter 11 Petitions.

Contemporaneously with filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code for the Debtors, ABNE and ABC each filed a motion to convert their respect involuntary chapter 7 cases into cases under chapter 11 of the Bankruptcy Code and a motion to transfer venue of those involuntary chapter 7 case to the United States Bankruptcy Court for the Eastern District of Missouri. Along with ABNE and ABC, ABUS, Abengoa Bioenergy Engineering & Construction, LLC (“ABEC”), ABT and Abengoa Bioenergy Outsourcing, LLC (“ABO”), affiliated entities, filed a voluntary petition in the same court for relief under chapter 11 of the Bankruptcy Code. The debtors listed above have moved for joint administration of their cases under Abengoa Bioenergy US Holding, LLC, Case No. 16-41161.

Filing of Voluntary Petitions under Chapter 11 of the Bankruptcy Code

In implementing the sale process and in coordination with the secured lenders of the Maple project, on June 12, 2016, Abengoa Bioenergy Meramec Renewable, LLC (“ABMR”), Abengoa Bioenergy Funding (“ABF”), LLC, Abengoa Bioenergy Maple, LLC (“ABM”), ABI, ABIL, Abengoa Bioenergy Operations, LLC (“ABOP”) filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Missouri for relief under chapter 11 of the Bankruptcy Code. The debtors listed above have moved for joint administration of their cases under Abengoa Bioenergy US Holding, LLC, Case No. 16-41161.

The Chapter 11 Filings constituted an event of default and automatic acceleration of our prepetition loans. During the pendency of the Chapter 11 cases, the company has continued to operate as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

DIP Financing and Sale of the Assets

For operating the business through the sale of the asset, the company has received senior secured post-petition financing consisting in an amount not to exceed $14,000, signed among ABM (the borrower), ABI and ABIL (collectively the guarantors) and a syndicated group of lenders and Deutsche Bank Trust Company Americas as agent and the collateral agent.

At the same time, the company filed for voluntary relief under Chapter 11 of the Bankruptcy Law, the Company filed a bid procedure including a stalking horse bid from Green Plains Inc as buyer of ABI and ABIL property, plant and equipment and other certain assets for $200,000. On August 30, District Court of Missouri entered a sale order confirming the asset sale transaction, executed by the parties with an Asset Purchase Agreement signed on August 25, 2016.

Abengoa Bioenergy Maple, LLC and Subsidiaries

(A wholly owned subsidiary of Abengoa Bioenergy Funding, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013

(Amounts in thousands of dollars, except member unit data)

As of September 26, 2016, both the senior secured post-petition financing and the pre-petition secured financing have been fully repaid.